Exhibit 10.24

Execution Copy

EMPLOYMENT AGREEMENT

WITH JOHN T. SOUTH, III

July 14, 2003

The parties to this Employment Agreement (this “Agreement”) are Education Management Corporation, a Pennsylvania corporation (the “Company”) and John T. South, III (the “Executive”). The Executive is presently the Chancellor of South University, Inc., a Georgia corporation. The Company, South University, Inc., Higher Education Services, Inc. and the Executive have entered into a Stock Purchase Agreement pursuant to which the Company shall purchase all of the issued and outstanding shares of capital stock of South University, Inc. and Higher Education Services, Inc., subject to the fulfillment of certain terms and conditions (the “Purchase Agreement”). The parties wish to provide for the continued employment of the Executive as Chancellor of South University, Inc. and as an executive officer of the Company from and after the date of the closing of the Company’s acquisition of South University, Inc. and Higher Education Services, Inc. pursuant to the Purchase Agreement (the “Effective Date”). The parties intend that this Agreement be subject to and will commence solely upon the closing of the Purchase Agreement, as it may be amended.

Accordingly, the parties, intending to be legally bound, agree as follows:

1. Position and Duties. During the Employment Term, the Company shall employ the Executive and the Executive shall serve the Company and one or more of its direct or indirect subsidiaries as an executive officer of the Company, as a member of the Company’s Executive Committee (or any successor to the Executive Committee), and as the Chancellor of South University, Inc., and the Executive shall continue to hold such positions thereafter pursuant to the terms and conditions of this Agreement. As of the Effective Date, the Executive shall have the title of Senior Vice President of the Company. During the Employment Term, the Executive’s authority and duties shall be commensurate with those of an executive officer of the Company, a member of the Company’s Executive Committee (or any successor to the Executive Committee), and Chancellor of South University. During the Employment Term, the Executive shall have the authority and control over the operations and administration of South University, Inc., Higher Education Services, Inc. and their respective subsidiaries (collectively, the “University”) in the nature of such authority and control customarily exercised by a Chief Executive Officer, including requiring that officers of the University report to him and requiring that any services provided to or on behalf of the University by any employee of the University or by any person not an employee of the University (including services provided to or on behalf of the University by employees of the Company or any of its other subsidiaries) be subject to his direction and control, in a manner consistent with policies generally applicable to the Company’s educational entities, accreditation policies and procedures applicable to the University and generally subject to the direction and control of the Company’s Chief Executive Officer or the Board of Directors of the Company. In addition, the Executive shall perform such other duties as assigned by the Company’s Chief Executive Officer or his designee, so long as such duties are reasonable in nature and scope and consistent with the Executive’s position as an executive officer of the Company and Chancellor of South University, Inc. Further, the Executive shall have Board of Directors “observation” and information rights that are no less favorable than those that may be in effect from time to time with respect to any other non-director executive officer of the Company (excluding any non-director executive officer having the title or functions of Chief Operating Officer of the Company at any time during the Employment Term). The Executive shall report to one of the members of the Company’s Management Committee and otherwise shall be subject to the direction and control of the Board of Directors of the Company. Except during vacation periods, periods of illness, and the like, the Executive shall use his best efforts to promote the Company’s interests and he shall perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices. The Executive shall devote his full working time to the business and affairs of the Company, but may engage in the following activities that do not, in the reasonable opinion of the Board of Directors of the Company, either singly or in the aggregate violate Section 8 or materially interfere with the performance of his obligations to the

Company under this Agreement: (i) making and managing personal investments; and (ii) engaging in community and/or charitable activities. Nothing in this Agreement shall preclude the Executive from serving as a director and/or officer of the companies and organizations identified on Schedule 1 attached hereto and, with prior approval of the Board of Directors and subject to the provisions of Section 8, as a director of other organizations. The Executive shall perform his duties under this Agreement predominantly in Savannah, Georgia, but with the likelihood of regular travel to the colleges under his supervision, as well as regular travel to and from the Company’s principal executive offices in Pittsburgh, Pennsylvania.

2. Term of Employment. The term of the Executive’s employment by the Company or any direct or indirect subsidiary of the Company under this Agreement shall be for a period of three (3) years commencing on the Effective Date (the “Initial Employment Term”), subject to earlier termination under Section 5 or Section 6. The Executive’s employment under this Agreement shall renew automatically for successive one (1) year periods, unless at least one hundred eighty (180) days prior to the end of the Initial Employment Term or any subsequent anniversary of the Effective Date (each such anniversary referred to herein as an “Expiration Date”) either party shall have given notice to the other party that the term of employment shall terminate on that anniversary date. The term during which the Executive is employed pursuant to this Agreement shall be referred to herein as the “Employment Term.”

3. Compensation.

3.1. Base Salary. In consideration of the performance of his duties hereunder, during the Employment Term, the Executive shall be entitled to receive a base salary (“Base Salary”) at the annual rate of not less than $250,000 for services rendered to the Company or any of its direct or indirect subsidiaries, payable in substantially equal biweekly installments. The Executive’s Base Salary under this Section 3.1 shall be increased on each July 1 during the Employment Term, beginning on July 1, 2004, by the percentage increase, if any, in the United States Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers - all items, for the Atlanta Metropolitan Area during the immediately preceding twelve (12) months. The Executive’s Base Salary shall be subject to further increases, if any, as may be approved at any time by the Board of Directors of the Company in its discretion, on the recommendation of the Compensation Committee of the Board of Directors.

3.2. Incentive Compensation.

(a) Bonus Opportunity. During the Employment Term, the Executive shall be entitled to receive incentive compensation (a “Bonus”) in such amounts and at such times as the Board of Directors of the Company (or a duly authorized Compensation Committee of the Board, if applicable) may determine to award to him for meeting the standards and goals specified in Section 3.2(b) (the “Executive Bonus Plan”). The Executive shall have an annual target bonus opportunity (a “Bonus Opportunity”) of not less than 80% of the Executive’s Base Salary payable during the fiscal year to which the Bonus is applicable for meeting the standards and goals specified in Section 3.2. If performance exceeds or does not meet the standards and goals set forth in Section 3.2, the actual bonus amount earned and payable shall be adjusted by the Board of Directors of the Company (or a duly authorized Compensation Committee of the Board, if applicable) in good faith. The amount of any Bonus payable to the Executive under the Executive Bonus Plan shall be paid to the Executive within a reasonable period of time following the close of the Company’s fiscal year.

(b) Performance Goals. The performance standards and goals applicable to the Executive Bonus Plan shall be the Key Personal Objectives (“KPOs”) established in accordance with the Company’s Management Incentive Compensation Plan or any successor plan, as in effect from time to time (the “MICP”). The initial Bonus period shall be the Company’s fiscal year beginning on July 1, 2003 and the KPOs for that Bonus period shall be those set forth in Schedule 2. For each Bonus period thereafter, the KPOs and any other applicable performance standards and goals for determining the Executive’s Bonus shall be established by the Board of Directors of the Company (or the Compensation Committee, if applicable) pursuant to the MICP.

3.3. Stock Options. The Executive shall be eligible to receive an award or awards of options to purchase shares of the Company’s Common Stock, subject to the approval of the Company’s Board of Directors. While such award or awards shall be in the Company’s discretion, it is the Company’s intent that the Executive shall receive awards in a like manner as other executive officers of the Company at his level may receive during the Employment Term. Such options shall be awarded under the terms of the Education Management Corporation’s 1996 Stock Incentive Plan or any successor plan, as it may be in effect from time to time (the “Incentive Plan”), at the market price as of the date of grant and subject to the provisions of the Company’s standard option agreements employed with respect to the Company’s other executive officers for options granted under the Incentive Plan.

4. Expenses and Other Benefits.

4.1 Reimbursement of Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and practices presently followed by the Company or as may be established by the Board of Directors of the Company for its senior executives) in performing services under this Agreement, provided that the Executive properly accounts for such expenses in accordance with the Company’s policies. In addition to the foregoing, and not by way of limitation, the Executive shall be entitled to reimbursement for reasonable expenses incurred in connection with: the business use of an airplane owned in part by the Executive at the rate of $750 per hour of use and the reasonable cost for meals and lodging for a pilot when necessary on overnight trips, but in any event such reimbursement in any fiscal year of the Company shall not exceed in the aggregate the amount of $107,000, and the dues and related expenses for the Downtown Savannah Rotary, the World President’s Organization, the Atlanta Young President’s Organization, the First City Club, and the Chatham Club, subject to proper substantiation of such expenses.

4.2 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in and to receive benefits applicable to executive officers of the Company at his level under all of the Company’s employee benefit plans, programs and arrangements, as they may be duly amended, approved or adopted by the Board of Directors of the Company as of the Effective Date and from time to time thereafter, including any retirement plan, profit sharing plan, savings plan, life insurance plan, health insurance plan, stock-based compensation or incentive plan, accident or disability insurance plan, vacation policy, and any perquisites. To the extent they are otherwise eligible, the Executive and his dependents shall have the right to participate in all such employee benefit plans, programs and arrangements, as of the Effective Date, and all waiting periods, pre-existing condition restrictions or other limitations on participation in such plans, programs and arrangements will be waived (other than any applicable limitations that are in effect with respect to the Executive or his dependents under any similar plan, program or arrangement immediately prior to the Effective Date which have not been satisfied as of the Effective Date).

5. Termination of Employment.

5.1. Death. The Executive’s employment under this Agreement shall terminate upon his death.

5.2. Termination by the Company.

(a) With or Without Cause. Subject to the provisions of Section 5.2(b), the Company may terminate the Executive’s employment under this Agreement with or without Cause (as defined below) at any time during either the Initial Employment Term or any extension of the Employment Term under Section 2. Upon any termination of the Executive’s employment under this Section 5.2, the Company’s sole compensation obligation (solely for purposes of and with respect to this Agreement and the Executive’s employment with the Company or any of its direct or indirect subsidiaries), if any, shall be as provided under Section 7.2 (if the termination is with Cause), or Section 7.3 (if the termination is without Cause). For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment under this Agreement if (i) the Executive willfully, or as a result of gross negligence on his part, fails substantially to perform and to discharge his duties and responsibilities under this Agreement for any reason other than the Executive’s Disability (as defined in Section 6) or death, or (ii) the Executive engages in an action or course of conduct which is both (A) unlawful or materially in violation of his obligations to the Company under this Agreement and (B) demonstrably and substantially injurious to the Company, or (iii) the

Executive deliberately and intentionally violates the provisions of Sections 8.1, 8.2, 8.3 or 8.4. For purposes of this Agreement, a “termination by the Company without Cause” shall include the termination of the Executive’s employment on the Expiration Date solely as a result of the Company’s electing under Section 2 not to extend the term of the Agreement.

(b) Right to Cure. The Executive shall not be deemed to have been terminated for Cause unless and until the occurrence of the following two events:

(i) The Executive is given a notice from the Board of Directors of the Company that identifies with reasonable specificity the grounds for the proposed termination of the Executive’s employment and notifies the Executive that he shall have an opportunity, with his counsel present, to address the Board of Directors with respect to the alleged grounds for termination at a meeting of the Board called and held for the purpose of determining whether the Executive engaged in conduct described in Section 5.2. The notice shall, except as is otherwise provided in the last sentence of this Subsection (i), provide the Executive with thirty (30) days from the day such notice is given to cure the alleged grounds of termination contained in this Agreement. The Board of Directors shall determine, reasonably and in good faith, whether the Executive has effectively cured the alleged grounds of termination. If the grounds for termination are limited to acts or conduct described in Subsections (ii) or (iii) of Section 5.2(a), and in the reasonable good faith opinion of the Board of Directors those grounds may not reasonably be cured by the Executive, then the notice required by this Section 5.2(b)(i) need not provide for any cure period; and

(ii) The Executive is given a copy of certified resolutions, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors (excluding the Executive, if applicable) at a meeting of the Board of Directors called and held for the purpose of finding that, in the reasonable good faith opinion of a majority of the Board of Directors, the Executive was guilty of conduct set forth in Section 5.2, which specify in detail the grounds for termination and indicate that the grounds for termination have not been cured within the time limits, if any, specified in the notice referred to in Section 5.2(b)(i).

5.3. Termination by the Executive.

(a) With or Without Good Reason. The Executive may terminate his employment under this Agreement with or without Good Reason (as defined below) at any time during either the Initial Employment Term or any extension thereof under Section 2. Upon any termination of the Executive’s employment under this Section 5.3, the Company’s sole compensation obligation (solely for purposes of and with respect to this Agreement and the Executive’s employment with the Company or any of its direct or indirect subsidiaries), if any, shall be as provided under Section 7.2 (if the termination is without Good Reason) or Section 7.3 (if the termination is with Good Reason). In the event that the Executive fails, without good cause, to follow the procedures for notice and cure provided in this Section 5.3 and the Executive’s employment under this Agreement in fact terminates at the initiation of the Executive, such termination shall be deemed a termination by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following to which the Executive shall not consent in writing: (i) a reduction in the Executive’s Base Salary, (ii) a reduction in the Executive’s annual Bonus Opportunity (as defined in Section 3.2(a)), including a material change in the individual performance goals applicable to the Executive’s annual Bonus Opportunity that (A) as of the date of such change, makes achievement of those goals highly unlikely even if the Executive performs his obligations under this Agreement, and (B) would result in a reduction in the annual Bonus Opportunity, (iii) a relocation of the Executive’s primary place of employment to a location more than fifty (50) miles from his place of employment as described in Section 1, (iv) the reassignment of the Executive to a position that is not the Chancellor of South University and its subsidiaries, or an executive officer level position or the assignment of duties that are not consistent with such positions, (v) a material change in the control or structure of the Company, the University or their subsidiaries which would either (A) materially and adversely affect the opportunity of the Executive to develop and implement the “Health Profession Programs” contemplated by the Purchase Agreement or (B) materially diminish the responsibilities, duties, scope or authority of the Executive’s position as Chancellor of South University from that in effect as of the Effective Date, (vi) a material breach of this Agreement by the Company, (vii) removal or failure to elect or reelect the Executive as a member of the Board of Directors of South University, Inc. or the Board of Trustees of South University, or (viii) on or after a Change in Control (as defined in Section 7.3(d)), in addition to those events stated above, a material reduction in the Executive’s actual annual Bonus or any diminution in offices, titles, status or reporting requirements in the Executive’s specific corporate officer position from those in effect as of one hundred eighty (180) days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice given by the Executive.

(b) Right to Cure. The Executive shall not be deemed to have terminated for Good Reason pursuant to an event described in any of clauses (i) through (vii) of Subsection (a) above unless and until the occurrence of the following two events:

(i) The Board of Directors of the Company is given a notice from the Executive (A) that identifies with reasonable specificity the grounds for the proposed termination of the Executive’s employment, (B) that notifies the Board of Directors of the Company that it shall have an opportunity, with counsel present, to meet with the Executive with respect to the alleged grounds for termination at a meeting of the Board called and held for the purpose of reviewing the conduct which is alleged to be described in Subsection (a) above, and (C) unless the Executive believes in good faith that those grounds may not be cured within thirty (30) days, that provides the Company with thirty (30) days from the day such notice is given to cure the alleged grounds of termination; and

(ii) The Board of Directors is given a notice by the Executive which either specifies in detail why such grounds for Good Reason could not have been cured within such thirty (30) day time limit or indicates that the grounds for Good Reason have not been cured within the thirty (30) day time limit.

5.4. Date of Termination. “Date of Termination” shall mean the earlier of (a) the “Expiration Date” (as defined in Section 2) and (b) if the Executive’s employment is terminated (i) by his death, the date of his death, or (ii) pursuant to the provisions of Section 5.2 or Section 5.3, as the case may be, the date on which the Executive’s employment with the Company and any subsidiary actually terminates.

6. Disability. The Executive shall be determined to be “Disabled” (and the provisions of this Section 6 shall be applicable) if the Executive has been unable to perform the duties of his position under this Agreement on essentially a full-time basis for six (6) consecutive months by reason of a physical or mental condition (a “Disability”) and, within thirty (30) days after the Company gives notice to the Executive that it intends to replace him due to his Disability, the Executive shall not have returned to the performance of his duties on essentially a full-time basis. Upon a determination that the Executive is Disabled, the Company may replace the Executive without breaching this Agreement; provided, however, that this Agreement shall not terminate until the Expiration Date next following the date that the Executive is determined to be Disabled. For the period from the date the Executive is determined to be Disabled through the earlier of the Date of Termination or the date of the Executive’s death (the “Disability Period”), the Company shall continue to provide the Executive all compensation and benefits provided for in Sections 3 and 4, provided however, that the Company’s obligation to pay the Executive’s Base Salary shall be reduced by the amounts paid to the Executive under any long term disability insurance plan sponsored or otherwise maintained by the Company for the benefit of its employees (if any) and that in no event shall the total annual obligation of the Company under this Agreement to make Base Salary payments to the Executive during the Disability Period be greater than an amount equal to two-thirds (2/3) of the Executive’s Base Salary, computed on a pro-rata basis beginning with the date that the Executive is replaced in accordance with this Section 6, and continuing until the expiration of the Disability Period.

7. Compensation Upon Termination.

7.1. Death. If the Executive’s employment under this Agreement is terminated by reason of his death, the Company shall continue to pay the Executive’s Base Salary at the rate in effect at the time of his death to such person or persons as the Executive shall have designated for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to his estate, for a period of six (6) months after the Executive’s date of death. The Company also shall pay to such person(s) or estate, (a) the amount of the Executive’s Accrued Obligations (as defined below), and (b) an amount equal to one-twelfth (1/12) of the Executive’s average annual Bonus paid or payable under Section 3.2 with respect to the most recent three (3) full fiscal years or, if greater, the most recent twelve (12)-month period (in each case, determined by annualizing the bonus paid or payable with respect to any partial fiscal year) (the “Average Bonus”), that amount being payable in each of the six (6) months following the Date of Termination. Any amounts payable under this Section 7.1 shall be exclusive of and in addition to any payments which the Executive’s widow, beneficiaries or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, employee benefit plan, or life insurance policy maintained by the Company. For purposes of this Agreement, the Executive’s “Accrued Obligations” means, as of the Date of Termination, any accrued but unpaid Base Salary, accrued Bonus (including (1) any accrued but unpaid Bonus (if any) with respect to the fiscal year prior to the year in which the Date of Termination occurs, (2) the amount of the Executive’s Average Bonus multiplied by a fraction, the numerator of which is the number of days from the first day of the fiscal year of the Company in which such termination occurs through and including the Date of Termination and the denominator of which is 365 (the “Pro Rata Bonus”)), any accrued but unpaid cash entitlements (including accrued but unused vacation) and reimbursement of business expenses per Section 4.1.

7.2. By the Company for Cause or the Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause, or if the Executive terminates his employment other than for Good Reason, the Company shall pay to the Executive the amount of any Accrued Obligations within 30 days of the Date of Termination and the Company thereafter shall have no further obligation to the Executive under this Agreement (solely for purposes of and with respect to this Agreement and the Executive’s employment with the Company or any of its direct or indirect subsidiaries), other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company.

7.3. By the Executive for Good Reason or the Company other than for Cause.

(a) Termination Prior to a Change in Control.

(i) Severance Benefits. Subject to the provisions of Section 7.3(a)(ii) and Section 7.3(c), if, prior to (and not in anticipation of) or more than two (2) years after a Change in Control (as defined in Section 7.3(d)), the Company terminates the

Executive’s employment without Cause, or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the following benefits (the “Severance Benefits”):

(A) the amount of his Accrued Obligations, that amount being payable in a single lump sum cash payment within thirty (30) days of the Date of Termination;

(B) a cash amount equal to the sum of (1) one-twelfth (1/12) of the Executive’s Base Salary at the highest rate in effect at any time during the twelve (12)-month period prior to the Date of Termination, and (2) one-twelfth (1/12) of the Executive’s Average Bonus, that total amount being payable in each of the twelve (12) months following the month in which the Date of Termination occurs;

(C) all welfare benefits, including (to the extent applicable) medical, dental, vision, life and disability benefits pursuant to plans maintained by the Company under which the Executive and/or the Executive’s family is eligible to receive benefits and/or coverage, shall be continued for the twelve (12)-month period following the Date of Termination, with such benefits provided to the Executive at no less than the same coverage level as in effect as of the Date of Termination and the Executive shall pay any portion of such cost as was required to be borne by key executives of the Company generally on the Date of Termination; provided, however, that, notwithstanding the foregoing, the benefits described in this Section 7.3(a)(i)(C) may be discontinued prior to the end of the period provided in this Subsection (C) to the extent, but only to the extent, that the Executive receives substantially similar benefits from a subsequent employer;

(D) key executive outplacement services, in accordance with Company policies for senior executives as in effect on the Date of Termination (or, at the request of the Executive, a lump sum payment in lieu thereof, in an amount determined by the Company to be equal to the estimated cost of those services);

(E) notwithstanding any provisions of any applicable stock option plan and agreement(s) to the contrary, any nonvested stock options granted by the Company to the Executive and held by the Executive as of the Date of Termination, to the extent those options were not forfeited under the terms of the applicable plan and agreement(s)

prior to the Date of Termination, shall continue to vest pursuant to the vesting schedule applicable to such options during the twelve (12) month period following the Date of Termination; and

(F) any accrued and vested benefits under any employee benefit plans or programs.

(ii) Conditions to Receipt of Severance Benefits under Section 7.3(a). As a condition to receiving any Severance Benefits (other than any Accrued Obligations or vested employee benefits) to which the Executive may otherwise be entitled under this Section 7.3(a) only, the Executive shall execute a release (the “Release”), in a form and substance reasonably satisfactory to the Company, of any claims, whether arising under Federal, state or local statute, common law or otherwise, against the Company and its direct or indirect subsidiaries which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement or any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company’s (or any of its subsidiaries’) articles of incorporation or by-laws or any directors and officers liability insurance policies maintained by the Company. If the Executive fails or otherwise refuses to execute a Release within a reasonable time after the Company’s request to do so, the Executive will not be entitled to any Severance Benefits or any other benefits provided under this Agreement (other than Accrued Obligations and vested employee benefits) and the Company shall have no further obligations with respect to the payment of such Severance Benefits. In addition, if, following a termination of employment that gives the Executive a right to the payment of Severance Benefits under Section 7.3(a), the Executive engages in any activities that would have violated any of the covenants in Section 8.3 (had those covenants been applicable), the Executive shall have no further right or claim to any Severance Benefits (other than any Accrued Obligations and vested employee benefits) to which the Executive may otherwise be entitled under this Section 7.3(a) from and after the date on which the Executive engages in such activities and the Company shall have no further obligations with respect to the payment of such Severance Benefits.

(b) Termination In Anticipation of or After a Change in Control.

(i) Change in Control Severance Benefits. Subject to the provisions of Section 7.3(c), in anticipation of (as defined below) or within a two (2) year period following the occurrence of a Change in Control, the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the following benefits (the “Change in Control Severance Benefits”):

(A) the sum of his Accrued Obligations, that amount being payable in a single lump sum cash payment within thirty (30) days of the Date of Termination;

(B) a cash amount equal to twenty-four (24) times the sum of (1) one-twelfth (1/12) of the Executive’s Base Salary at the highest rate in effect at any time during the twelve (12)-month period prior to the Date of Termination, and (2) one-twelfth (1/12) of the Executive’s Average Bonus, that total amount being payable in a single lump sum cash payment within thirty (30) days of the Date of Termination;

(C) all welfare benefits, including (to the extent applicable) medical, dental, vision, life and disability benefits pursuant to plans maintained by the Company under which the Executive and/or the Executive’s family is eligible to receive benefits and/or coverage, shall be continued for the twenty-four (24) month period following the Date of Termination, with such benefits provided to the Executive at no less than the same coverage level as in effect as of the Date of Termination and the Executive shall pay any portion of such cost as was required to be borne by key executives of the Company generally on the Date of Termination; provided, however, that, notwithstanding the foregoing, the benefits described in this Section 7.3(b)(i)(C) may be discontinued prior to the end of the period provided in this Subsection (C) to the extent, but only to the extent, that the Executive receives substantially similar benefits from a subsequent employer;

(D) key executive outplacement services in accordance with Company policies for senior executives as in effect on the Date of Termination (or, at the request of the Executive, a lump sum payment in lieu thereof, in an amount determined by the Company to be equal to the estimated cost of those services);

(E) notwithstanding any provisions of any applicable stock option plan and agreement(s) to the contrary, all unexercised stock options held by the Executive as of the Date of Termination shall become fully vested and shall be immediately exercisable by the Executive pursuant to the provisions of the applicable plan and agreement(s);

(F) notwithstanding any provisions of the Supplemental Executive Retirement Plan (“SERP”) in which the Executive is or may be a participant to the contrary, the Executive shall be deemed fully vested and entitled to an immediate lump sum distribution of his benefit under the SERP, calculated as if the Executive had been employed during the twenty-four (24) month period following the Date of Termination and had received compensation as provided under Section 3 for that period; and

(G) any accrued and vested benefits under any employee benefits plans or programs.

(ii) Definition of In Anticipation Of. For purposes of this Section 7.3, the termination of the Executive’s employment shall be deemed to have been “in anticipation of a Change in Control if such termination (A) was at the request of an unrelated third party who has taken steps reasonably calculated to effect a Change in Control, or (B) otherwise arose in connection with a Change in Control.

(c) Superseding Termination. If, subsequent to the giving by either party of a notice of termination under this Agreement and prior to the actual Date of Termination pursuant to such notice, the Executive’s employment is properly terminated pursuant to any other provision of this Agreement, the Executive shall be entitled only to those benefits, if any, arising out of such subsequent and superseding termination.

(d) Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall mean, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

(i) The acquisition in one or more transactions by any individual, entity (including any employee benefit plan or any trust for an employee benefit plan) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares or other securities (as defined in Section 3(a)(10) of the Exchange Act) representing 50% or more of either (1) the shares of common stock of the Company (the “Company Common Stock”) or (2) the combined voting power of the securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”), in each case calculated on a fully-diluted basis in accordance with generally accepted accounting principles after giving effect to the acquisition; provided, however, that none of the following acquisitions shall constitute a Change in Control as defined in this clause (i): (A) any acquisition by any shareholder or group consisting solely of shareholders of the Company immediately prior to the date of this Agreement or (B) any acquisition by the Company so long as such acquisition does not result in any Person (other than any shareholder or shareholders of the Company immediately prior to the date of this Agreement), beneficially owning shares or securities representing 50% or more of either the Company Common Stock or Company Voting Securities; or

(ii) Any election has occurred of persons to the Board that causes two-thirds of the Board to consist of persons other than (A) persons who were members of the Board on the date of this Agreement and (B) persons who were nominated for elections as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on the date of this Agreement; provided, however, that any person nominated for election by a Board at least two-thirds of whom constituted persons described in clauses (A) and/or (B) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (A);

(iii) The shareholder rights plan of the Company is triggered and the Board fails to redeem the rights within the time provided for in the rights agreement;

(iv) Approval by the shareholders of the Company of a reorganization, merger, consolidation or similar transaction (a “Reorganization Transaction”), in each case, unless, immediately following such Reorganization Transaction, more than 50% of, respectively, the outstanding shares of common stock (or similar equity security) of the corporation or other entity resulting from or surviving such Reorganization Transaction and the combined voting power of the securities of such corporation or other entity entitled to vote generally in the election of directors, in each case calculated on a fully-diluted basis in accordance with generally accepted accounting principles after giving effect to such Reorganization Transaction, is then beneficially owned, directly or indirectly, by the shareholders of the Company immediately prior to such approval; or

(v) Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation or other entity, with respect to which immediately following such sale or other disposition more than 50% of, respectively, the shares of common stock (or similar equity security) of such corporation or other entity and the combined voting power of the securities of such corporation or other entity entitled to vote generally in the election of directors, in each case calculated on a fully-diluted basis in accordance with generally accepted accounting principles after giving effect to such sale or other disposition, is then beneficially owned, directly or indirectly, by the shareholders of the Company immediately prior to such approval.

7.4. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 7 by seeking other employment or otherwise, and, except as otherwise expressly provided in Sections 7.3(a)(i)(C) and 7.3(b)(i)(C), the amounts of compensation or benefits payable or otherwise due to the Executive under this Section 7 or other provisions of this Agreement shall not be reduced by compensation or benefits received by the Executive from any other employment he shall choose to undertake following termination of his employment under this Agreement; provided, however, that the Executive’s entitlement to Severance Benefits or Change in Control Severance Benefits, as the case may be, shall be subject to his compliance with the covenants set forth in Section 8.

7.5. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any economic benefit, payment or distribution by the Company to or for the benefit of the Employee, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (such excise tax and any applicable interest and penalties, collectively referred to in this Agreement as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up-Payment”) in an amount such that after payment by the Executive of all applicable taxes (including any interest or penalties imposed with respect to such taxes), the Executive retains an amount equal to the amount he would have retained had no Excise Tax been imposed upon the Payment.

(b) Subject to the provisions of Section 7.5(c), all determinations required to be made under this Section 7.5, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the Company’s regular outside independent public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or such earlier time as is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 7.5, shall be paid to the Executive within 5 business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that have not been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made under this Section 7.5(b). In the event that the Company exhausts its remedies pursuant to Section 7.5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment under the terms of this Section 7.5. This notice shall be given as soon as practicable but no later than ten business days after the later of either (i) the date the Executive has actual knowledge of the claim, or (ii) ten days after the Internal Revenue Service issues to the Executive either a written report proposing imposition of the Excise Tax or a statutory notice of deficiency with respect to the Excise Tax, and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. The Executive shall not pay the claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to the claim is due). If the Company notifies the Executive prior to the expiration of the above period that it desires to contest the claim, the Executive shall: (A) give the Company any information reasonably requested by the Company relating to the claim, (B) take such action in connection with contesting the claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to the claim by an attorney reasonably selected by the Company, (C) cooperate with the Company in good faith in order to effectively contest the claim, (D) permit the Company to participate in any proceedings relating to the claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an aftertax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 7.5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of the claim and may, at its sole option, either direct the Executive to request or accede to a request for an extension of the statute of limitations with respect only to the tax claimed, or pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the claim and sue for a refund, the Company shall advance the amount of the required payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to any advance or with respect to any imputed income in relation to any advance; and further provided that any extension of the statute of limitations requested or acceded to by the Executive at the Company’s request and relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to the contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under the Agreement and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.5(c), the Executive becomes entitled to receive any refund with respect to the claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7.5(c)) promptly pay to the Company the amount of that refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.5(c), a determination is made that the Executive shall not be entitled to any refund with respect to the claim and the Company does not notify the Executive of its intent to contest such denial of refund prior to the expiration of thirty days after the determination, then the advance shall be forgiven and shall not be required to be repaid and the amount of the advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) In the event that any state or municipality or subdivision thereof shall subject any Payment to any special tax which shall be in addition to the generally applicable income tax imposed by the state, municipality, or subdivision with respect to receipt of the Payment, the foregoing provisions of this Section 7.5 shall apply, mutatis mutandis, with respect to such special tax.

7.6. Severance Benefits Not Includable for Employee Benefits Purposes. Subject to all applicable federal and state laws and regulations, income recognized by the Executive pursuant to the provisions of this Section 7 (other than income accrued but unpaid as of the Date of Termination) shall not be included in the determination of benefits under any employee benefit plan (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other benefit plans, policies or programs applicable to the Executive that are maintained by the Company or any of its direct or indirect subsidiaries and the Company shall be under no obligation to continue to offer or provide such benefits to the Executive after the Date of Termination other than as provided under this Section 7 or to the extent to which any benefit under a pertinent plan has accrued as of the Dale of Termination.

7.7. Exclusive Benefits. The Severance Benefits payable under Section 7.3(a) and the Change in Control Severance Benefits payable under Section 7.3(b), if either benefits become applicable under the terms of this Agreement, shall be mutually exclusive and shall be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company. In addition, the Company and the Executive agree that, in the event of a termination of the Executive’s employment under any provision of Section 5, the Executive shall be entitled solely to the payments and other benefits provided under the applicable provisions of this Section 7 with respect to such termination, and the Company, upon satisfaction of such payments and other benefits, thereafter shall have no further obligation to the Executive under this Agreement or with respect to the Executive’s employment with the Company or any direct or indirect subsidiaries of the Company, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company.

8. Restrictive Covenants.

8.1. Confidentiality. The Executive recognizes that the services to be performed by him under this Agreement are special, unique and extraordinary in that, by reason of his employment with the Company and any Affiliate (as defined below), he may acquire confidential information and trade secrets concerning the operation of the Company or an Affiliate, the use or disclosure of which could cause the Company or an Affiliate substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. For purposes of this Section 8, the term “Affiliate” means any direct or indirect subsidiary of the Company, including any individual, partnership, firm, corporation or other business organization or entity that controls, is controlled by, or is under common control with, the Company. Accordingly, during the Employment Term and at all times thereafter, the Executive covenants and agrees with the Company that he shall not at any time, except in the performance of his obligations to the Company under this Agreement or with the prior written consent of the Board of Directors of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company, or any predecessors to their business, or use any such information to the detriment of the Company or an Affiliate. The term “confidential information” includes information not previously disclosed to the public or to the trade by the Company’s management or otherwise known by the public or the trade with respect to the Company’s products, facilities and methods, research and development, trade secrets and other intellectual property, systems, patents and patent applications, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Company’s products), business plans, prospects or opportunities; provided, however, that the term “confidential information” shall not include, and the Executive shall have no obligation under this Agreement with respect to, any information that (a) becomes generally available to the public other than as a result of a disclosure by the Executive or his agent or other representative or (b) becomes available to the Executive on a non-confidential basis from a source other than the Company or any Affiliate. The Executive shall have no obligation under this Agreement to keep confidential any of the confidential information to the extent that a disclosure of it is required by law or is consented to by the Company; provided, however, that if and when such a disclosure is required by law, the Executive promptly shall provide the Company with notice of such requirement, so that the Company may seek an appropriate protective order.

8.2. Exclusive Property. The Executive confirms that all confidential information is the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company or its direct or indirect subsidiaries shall be and remain the property of the Company or the applicable subsidiary during the Employment Term and at all times thereafter. Upon the termination of his employment with the Company or upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by the Executive or coming into his possession concerning the business or affairs of the Company or its direct or indirect subsidiaries; provided, however, that the Executive shall be permitted to retain copies of any documents or materials of a personal nature or otherwise related to the Executive’s rights under this Agreement.

8.3. Non Competition. During the Employment Term and, except as provided in the last sentence of this Section 8.3, for a period of one (1) year after the Date of Termination, the Executive shall not, unless he receives the prior written consent of the Company, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to, participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, or engage in any activity or capacity (collectively, the “Competitive Activities”) with respect to any individual, partnership, limited liability company, firm, corporation or other business organization or entity (each, a “Person”), that (a) is engaged directly or indirectly in the ownership or operation of proprietary post-secondary schools (whether or not degree-granting) or (b) is in competition with any of the business activities of the Company or its direct or indirect subsidiaries either (i) anywhere in the United States or (ii) in any other country in which the Company or its direct or indirect subsidiaries conduct, or actively intend to conduct, business as of the Date of Termination; provided, however, that (1) subsection (b) of this Section 8.3 shall not apply with respect to any line-of-business in which the Company or its direct or indirect subsidiaries was not engaged on or before the Expiration Date or the Date of Termination, as the case may be, and (2) this Section 8.3 shall not prohibit the Executive from (i) lecturing or teaching, whether paid or unpaid, and whether for a competitor of the Company or otherwise; (ii) writing or publishing academic materials for a Person that is not a competitor of the Company, or (iii) owning, or otherwise having an interest in, less than one percent (1%) of any publicly-owned entity or three percent (3%) or less of any private equity fund or similar investment fund that invests in education companies, provided the Executive has no active role with respect to any investment by such fund in any Person referred to in this Section 8.3. The Executive shall not be subject to the covenants contained in this Section 8.3 and such covenants shall not be enforceable against the Executive from and after the date that the Executive’s employment is terminated (i) by the Company without Cause, (ii) by the Executive for Good Reason or (iii) in anticipation of or within two (2) years after a Change in Control.

8.4. Non-Solicitation. During the Term of the Executive’s Employment and for a period of one (1) year after the Date of Termination, the Executive shall not, whether for his own account or for the account of any other Person (other than the Company or its direct or indirect subsidiaries), intentionally solicit, endeavor to entice away from the Company or its direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect subsidiaries with, any person who is employed by the Company or its direct or indirect subsidiaries (including, but not limited to, any independent sales representatives or organizations).

8.5. Injunctive Relief. Subject to the exceptions contained in Section 8.3, the Executive acknowledges that a breach of any of the covenants contained in this Section 8 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 8 or such other relief as may be required to specifically enforce any of the covenants in this Section 8. The Executive agrees and consents

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that injunctive relief may be sought in any state or federal court of record in the Commonwealth of Pennsylvania, or in the state and county in which a violation may occur or in any other court having jurisdiction, at the election of the Company, to the extent that the Company seeks a temporary restraining order (but not a preliminary or permanent injunction), the Executive agrees that a temporary restraining order may be obtained ex parte. The Executive agrees and submits to personal jurisdiction before each and every court designated above for that purpose.

8.6. Blue-Pencilling. The parties consider the covenants and restrictions contained in this Section 8 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction shall be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

9. Miscellaneous.

9.1. Assignment; Successors; Binding Agreement. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or to any successor of the Company or any entity acquiring all or substantially all of the assets of the Company; provided, however, that as a precondition thereto, the assignee shall first deliver to the Executive, an express written assumption of this Agreement and the Company’s obligations hereunder. No such assignment shall relieve the Company of its obligations hereunder without the express written consent of the Executive. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.

9.2. Modification and Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board of Directors of the Company and is agreed to in writing by the Executive and such officer(s) as may be specifically authorized by the Board of Directors of the Company to effect it. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at anytime, shall constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

9.3. Entire Agreement. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement. Further, this Agreement shall amend and supersede any and all previously existing employment or consulting agreements between the Executive and the Company or any of its direct or indirect subsidiaries or affiliates. Nothing in this Agreement shall be deemed or construed to limit in any manner whatsoever the Executive’s rights pursuant to the Purchase Agreement, which shall have separate and independent legal effect.

9.4. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania other than the conflict of laws provision thereof.

9.5. Arbitration. In the event of any dispute, controversy or claim between the Company and the Executive arising out of or relating to the interpretation, application or enforcement of any provision of this Agreement (other than with respect to provisions under Section 8 of this Agreement), either the Company or the Executive may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they do not agree on an arbitrator or arbitrators within 30 days after one party has notified the other of his or its desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the “AAA”) in Pittsburgh, Pennsylvania. The determination reached in such arbitration shall be final and binding on all parties without any right of appeal or further dispute. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in Pittsburgh, Pennsylvania, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA.

9.6. Consent to Jurisdiction and Service of Process. In the event of any dispute, controversy or claim between the Company and the Executive arising out of or relating to the interpretation, application or enforcement of the provisions of Section 8 or Section 9.5, the Company and the Executive agree and consent to the personal jurisdiction of the Court of Common Pleas for Allegheny County, Pennsylvania and/or the United States District Court for the Western District of Pennsylvania for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have exclusive jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with Section 8 of this Agreement. The Company and the Executive also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to the Executive at his or her last known address as reflected in the Company’s records.

9.7. Resignation from Board. Upon a termination of the Executive’s employment under this Agreement for any reason, the Executive shall, if requested by the Company’s Board of Directors, promptly resign as a member of the Board of Directors of the Company or its direct or indirect subsidiaries.

9.8. Withholding of Taxes. The Company shall withhold from any amounts payable under the Agreement all Federal, state, local or other taxes as legally shall be required to be withheld.

9.9. Notice. For the purposes of this Agreement, notices and all other communications to either party provided for in this Agreement shall be furnished in writing and shall be deemed to have been duly given when delivered or when mailed if such mailing is by United States certified or registered mail, return receipt requested, postage prepaid, addressed to such party (notices to the Company being addressed to the Secretary of the Company) at the Company’s principal executive office, or at other address as either party shall have designated by giving written notice of such change to the other party at anytime hereafter.

9.10. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.11. Indemnification. The Executive shall be entitled to the same indemnification rights as other executive officers of the Company pursuant to the Company’s Articles of Incorporation and By-laws, as in effect from time to time, and shall be covered under any directors and officers insurance coverage maintained by the Company with respect to its executive officers. Without limiting any other provision of this Agreement, this Section 9.11 shall survive the termination or expiration of this Agreement for any reason whatsoever.

9.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.13. Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and shall not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement shall be construed as if no headings had been used in the Agreement.

9.14. Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein shall have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) all “Schedules” referred to herein are incorporated herein by reference and made a part hereof; (d) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (e) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (f) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (g) references to any gender include references to all genders; (h) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision); and (i) the word “or” shall be deemed to mean “and/or” unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date and year first above written.

EDUCATION MANAGEMENT CORPORATION

By:	/s/ Robert B. Knutson
Name:	Robert B. Knutson
Title:	Chairman and Chief Executive Officer

EXECUTIVE

By:	/s/ John T. South, III
Name:	John T. South, III